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Exhibit 99.(a)(7)

PHOENIX TECHNOLOGIES LTD.

SUPPLEMENT NUMBER 2
TO
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

January 4, 2002

The offer and your participation and withdrawal rights expire at 9:00 P.M., Pacific Daylight Time, on Friday, January 18, 2002 (unless the offer is extended).

    The information provided in this Supplement Number 2 amends and/or supplements information contained in the documents listed below, which were distributed to eligible optionholders of Phoenix Technologies Ltd. on December 6, 2001 in connection with our offer to exchange certain outstanding options to purchase our common stock, as amended and/or supplemented by the Supplement to Offer to Exchange Certain Outstanding Stock Options dated December 21, 2001 ("Supplement Number 1"):

  •
  the Offer to Exchange Certain Outstanding Stock Options for New Options dated December 6, 2001 (the "Offer to Exchange");

  •
  the Memorandum from Human Resources to Holders of Certain Phoenix Technologies Ltd. Stock Options dated December 6, 2001 (the "Memorandum from Human Resources");

  •
  the Election Form;

  •
  the Notice to Change Election from Accept to Reject; and

  •
  the form of Promise to Grant Stock Option(s).

These documents (the "Offer Documents"), together with Supplement Number 1 and this Supplement Number 2 (as they may be amended from time to time), constitute the "offer." Except as provided in this Supplement Number 2, this Supplement Number 2 does not alter the terms and conditions of the offer and should be read in conjunction with the Offer to Exchange, the Memorandum from Human Resources, the Election Form, the Notice to Change Election from Accept to Reject, the form of Promise to Grant Stock Option(s) and Supplement Number 1 (each as amended by this Supplement Number 2).

    This Supplement Number 2 is being transmitted to you by e-mail. Hard copies of this Supplement Number 2, Supplement Number 1, the Offer to Exchange, the Memorandum from Human Resources, the Election Form, the Notice to Change Election from Accept to Reject, the form of Promise to Grant Stock Option(s), SEC filings made in connection with the offer and SEC filings incorporated by reference into the Offer to Exchange are available for inspection and copying at Phoenix's principal executive offices. You may request a copy of these documents, free of charge, by contacting us at:

    Phoenix Technologies Ltd.
    Attention: Susan Grondahl
    411 East Plumeria Drive
    San Jose, California 95134
    Telephone: (408) 570-1076

1.  Offer Period.

    The offer is currently scheduled to expire at 9:00 P.M., Pacific Daylight Time, on January 18, 2002, and we expect to cancel options on January 22, 2002 (the first business day after the expiration date), or as soon as possible thereafter. The expiration date of 9:00 P.M., Pacific Daylight Time, on January 18, 2002 and the expected cancellation date of January 22, 2002 replace each reference in the

Offer Documents to an expiration date of 9:00 P.M., Pacific Daylight Time, on January 8, 2002 and an expected cancellation date of January 9, 2002.

    If the offer is extended, we will make a public announcement of the extension no later than 6:00 A.M., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. Any extension of the offer will also extend the date on which the new options are granted until the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

2.  Deadline for Withdrawal or Change of Tender.

    You may withdraw your tendered options or change your election regarding the tender of particular options at any time before 9:00 P.M., Pacific Daylight Time, on January 18, 2002. If we extend the offer beyond that time, you may withdraw your tendered options or change your election regarding the tender of particular options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 P.M., Pacific Daylight Time, on February 6, 2002, you may withdraw your tendered options at any time after February 6, 2002.

3.  Grant Date of New Options.

    If we cancel tendered options on January 22, 2002, which is the scheduled date for the cancellation of the options (the first business day following the expiration date of the offer), the new options will be granted on or about July 23, 2002. The expected grant date for the new options of July 23, 2002 replaces each reference in the Offer Documents to an expected grant date of July 10, 2002.

4.  Questions?

    For additional information or assistance, you should contact Susan Grondahl at (408) 570-1076.

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  Exhibit 99.(a)(7)